QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.4

September 3, 2002

Henry Skelsey
9 Sunset Lane
Rye, NY
Dear Henry,

This letter will confirm your separation from employment with Tanning, the terms of the separation, and our agreements relating to the separation. The effective date of your separation is September 4, 2002.

I.
Separation Terms

The following terms apply to your separation. No other compensation or benefits will be provided to you, except as described in this letter.

A.
Tanning will pay you at your regular semi-monthly salary rate of $7,916.67 through September 4, 2002, less applicable deductions and withholding.

B.
Tanning will continue to provide group medical, dental and vision insurance benefits to you and your covered dependents, if any, through September 30,2002. In order to exercise your right to continue COBRA benefit coverage after September 30, 2002, you must submit back to us the completed election forms enclosed with this letter within 60 days. If you elect continued coverage, for a period of three (3) months after September 30, 2002 (the "Coverage Period"), we will pay the monthly premiums due under our standard COBRA policies for your coverage. Tanning will not be obligated under this paragraph to pay for COBRA coverage during any period in which you are eligible to participate in a subsequent employer's plan.

C.
On September 4, 2002, Tanning will pay you $6,831.52 for your hours of unused, accrued vacation, less applicable deductions and withholding.

D.
Your participation, if any, in the Employee Stock Purchase Plan (ESPP) will end on September 4, 2002. You will be refunded any payroll deductions made from July 1, 2002 through September 4, 2002 in your final paycheck on September 4, 2002.

E.
Tanning provided benefit coverage other than the group medical, dental and vision coverage outlined above, will end on September 4, 2002. This includes Tanning provided life insurance, disability coverage (long-term disability and short-term disability) and 401(k) plan participation. In lieu of actual continuation of life insurance and disability coverages, Tanning will pay you a lump sum payment of $377.25 on September 4, 2002..

F.
If you have participated in the Denver Reserve Flex FY 2002 plan (health care and/or dependent care reimbursement accounts), you have until March 31, 2003 to submit for reimbursement any qualified health care or dependent care expenses that have been incurred by you from January 1, 2002 through September 4, 2002.

G.
Your 1,221,570 vested stock options will continue to be exercisable while you remain a Director of Tanning. After your service as Director is completed, you will have three years in which to exercise any vested options in accordance with the terms of your stock option agreement and the relevant stock option plan.

H.
If you have outstanding business expenses that you have not yet submitted for reimbursement, you may submit your expenses by sending copies of your receipts and a signed itemized list of expenses to Mary Cockshoot in Accounts Payable. You will be reimbursed in accordance with Tanning's standard expense policy.

I.
You will be paid applicable severance as part of your written employment agreement with Tanning of three months of base salary continuation, $46,500, less applicable deductions and withholding.

J.
As soon as possible, but no later than September 7, 2002, you must make arrangements to return your company issuedcredit card, any Tanning files, and any and all other Tanning property in your possession, except as necessary or appropriate in connection with your ongoing relationship with Tanning. You will be allowed to retain your computer equipment and cellular phone and continue email access (and use of your Tanning email address) while you are a Director of Tanning. A box and shipping instructions will be mailed to you for use to ship, at Tanning's expense, your equipment, phone, etc. to Tanning's Denver office.

K.
To the extent you currently have an outstanding balance on your corporate American Express Card, please make arrangements with American Express to pay off this balance.

L.
It is expressly understood and agreed that you are entitled to continued indemnification rights pursuant to Tanning's certificate of incorporation and by-laws, and its directors' and officers' insurance policies (in each case subject to the limitations contained therein), both in connection with your employment as an officer of Tanning and your ongoing service as a Director of Tanning.

II.
Severance

In exchange for the severance benefits identified below, which are in addition to those benefits to which you are otherwise entitled, you agree to execute, no later than 45 days after you receive this letter, this letter agreement and the Release attached as Exhibit A. Moreover, the release must be executed after September 4, 2002.

Upon the eighth day after execution of the Release and letter agreement (and assuming that you do not revoke execution of the Release or letter agreement pursuant to its terms), the return of all Tanning equipment and property required to be returned pursuant hereto, and proof that you have paid off in full any outstanding corporate American Express Card balance, you will qualify for the following:

  1.
  A lump sum payment of $165,000, to replace the contractual severance payment obligation under section I(I), less applicable deductions and withholding.

  2.
  Tanning will continue to provide you with your current level of group medical, dental and vision insurance benefits to you and your covered dependents, if any, through September 30, 2002, and for as long thereafter as you continue to serve as Vice Chairman of the Board of Directors of Tanning. Tanning's obligations under this paragraph will be suspended for such periods that you are and continue to be eligible to participate in a subsequent employer's medical plan. The provisions of this section II(2) will serve to replace the provisions of section I(B) above.

  3.
  To the extent Tanning still has an office in Stamford, CT, while you are a Director of Tanning you may have access to such office for Tanning related business.

  4.
  To the extent Karen Samols remains employed by Tanning, and to the extent you are a Director of Tanning, you may use the services of Ms. Samols for Tanning related business.

In addition, you agree not to disclose the existence or contents of this letter agreement, or the events which led to your separation, other than to your attorney, your immediate family or as required by law, and in the case of the financial terms of your separation, to your accountant and/or tax advisor as necessary to secure the benefits to which this letter agreement entitles you. In addition, you will refrain from making statements, publicly or otherwise, orally or in writing, which are disparaging or adverse to the interests of Tanning. Tanning hereby agrees to comparable non-disparagement and (except as required by law) confidentiality restrictions with respect to you and the contents of this letter agreement and the events that led to your separation.

You acknowledge that in the course of your employment with Tanning you received, and may continue to receive, confidential information regarding Tanning and its business. You agree to keep such information confidential and to not disclose such information to third parties without the prior written consent of Tanning. Upon your separation from Tanning, you agree to return all confidential information in your possession and to not take or retain any such information in any form, whether printed, electronic, or otherwise, except as necessary or appropriate in connection with your ongoing relationship with Tanning. You acknowledge that the surviving provisions set forth in your employment agreement that you signed at the time of your hire, a form of which is attached hereto as Exhibit B, including sections 5, 6, 7, 8, 10 and 14, remain in effect and will continue to be binding on you.

You acknowledge that after receiving the amounts described in this letter, you will have been paid in full for all salary, bonuses, vacation pay, and all other compensation of any kind that you were or will be owed by Tanning.

You agree that the provision of the benefits described in this letter will not be construed to be an admission by Tanning of any liability whatsoever in connection with your employment by Tanning or any other transaction between us, and you understand that Tanning expressly denies any liability. You agree that the benefits described in this letter agreement are reasonable and fair for the Release and the other agreements set forth in this letter agreement.

This letter agreement will be governed by and interpreted in accordance with the laws of the State of Colorado. This letter agreement, the Release, and the surviving provisions of the employment agreement between you and Tanning set forth above, collectively represent the entire agreement between you (or anyone who has or obtains any legal rights or claims through you) and Tanning with respect to the subject matter covered herein and therein. They replace any other oral or written agreements, representations, promises or discussions between us. In the event of a conflict between the provisions of this letter agreement and the surviving provisions of the employment agreement, the provisions of this letter agreement will control. This letter agreement and the Release may only be amended by a writing that is executed by both parties.

If this letter agreement is acceptable, please sign below and sign the attached Release within 45 days after receipt, and return the letter agreement and Release to the Director of Human Resources, Tanning Technology Corp., 4600 South Syracuse Street, Suite 1200, Denver, CO 80237. You may revoke the letter agreement or the Release within seven days after you sign it by delivering written notice to the Director of Human Resources. We recommend that you seek the advice of an attorney before signing any agreement.

Very truly yours, Tanning Technology Corporation
By:
Its:

This letter agreement voluntarily agreed to and accepted.

Henry Skelsey
Date:

EXHIBIT A

RELEASE

        I, Henry Skelsey, hereby release and discharge Tanning Technology Corporation and its successors, predecessors, affiliates, officers, directors, shareholders, employees, agents, and representatives (collectively, "Tanning") from any and all liability or claims of whatever nature, whether known or unknown (collectively, "Claims"), based on conduct prior to the date hereof, which could be asserted against Tanning arising out of or relating to my employment with Tanning Technology Corporation, my separation of employment from Tanning Technology Corporation, including all matters relating to the subject matter of this Release, the letter agreement to which it is attached (the "Letter Agreement"), or the events leading to their execution (collectively, the "Released Claims"). This Release specifically includes, among other things, any and all claims under the federal Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. I agree not to file suit, or file any complaint or charge with any federal, state, or local agency, against Tanning arising out of the Released Claims. Notwithstanding anything contained in the foregoing to the contrary, the Released Claims shall not include, and this release shall not waive any Claims I may have: (i) relating to any indemnification or other rights pursuant to the Company's charter, certificate of incorporation, by-laws or directors' and officers' insurance policies or otherwise; (ii) for accrued employee benefits under Tanning's benefit plans and accrued and unpaid salary and expense reimbursement, in each case as of the date of this Agreement; or (iii) pursuant to the Letter Agreement.

        I acknowledge that: (1) I have been given up to 45 days to consider this Release and the Letter Agreement before signing it, and agree that any changes to the Release or Letter Agreement, material or immaterial, did not restart the 45 day period; (2) I have been encouraged by Tanning to seek the advice of legal counsel before signing this Release or the Letter Agreement; (3) the Release and Letter Agreement were freely and voluntarily signed; and (4) I have received the Reduction in Force information included in Schedule 1 as required by the Old Workers' Benefit Protection Act, including an identification of the group of individuals covered by the Reduction in Force, and a list of all job titles and ages of employees affected by the Reduction in Force. I understand that I may revoke this Release and the Letter Agreement within seven days after I sign them by delivering written notice to the Director of Human Resources, Tanning Technology Corporation, at 4600 South Syracuse Street, Suite 1200, Denver, Colorado 80237.

Date:	Henry Skelsey

QuickLinks

  Exhibit 10.4